EXHIBIT 99.1

Gladstone Land Acquires Two Almond Orchards in California

MCLEAN, Va., Sept. 14, 2016 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (“Gladstone Land” or the "Company") announced today that it has acquired two large almond orchards in California (one in Stanislaus County and one in Merced County), consisting of 2,485 total acres (collectively, the “Property”).  The Property was acquired for approximately $23.4 million in cash and 343,750 common units of limited partnership interest in the Company’s operating partnership (“OP Units”).  The OP Units issued were valued at $12.00 per unit, resulting in total consideration of approximately $27.5 million.  With this acquisition, Gladstone Land assumed two long-term, triple-net leases that include annual CPI increases and upward market rent adjustments every five years.

“We are pleased to announce this acquisition of two almond properties, each located in regions we have targeted in the past,” said Bill Reiman, Gladstone Land’s Western Managing Director.  “The trees on both farms are approximately 9 years old, just beginning their peak production.  We view these acquisitions as low-risk in that they come with long-term leases with an outstanding tenant.  The lease terms provide for rent escalations that we feel confident will provide for excellent, safe returns for many more years.  While this purchase increases our position in the almond industry, it also adds a strong, cash-rent lease with a very large, international tenant.”

“This completes our second farmland acquisition in the past two weeks, each of which involved a significant amount of OP Units that were issued as partial consideration for the total purchase price,” said David Gladstone, President and CEO of the Company.  “Both these almond orchards have strong access to water, including numerous wells and reservoirs on-site.  Our experienced deal team continues to find great farmland investment opportunities focused on high-value, income-producing properties that are currently generating strong crop revenues.  Please eat more almonds; they are a healthy food!”

About Gladstone Land Corporation:
Gladstone Land is a real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company intends to report the current fair value of its farmland on a quarterly basis; as of June 30, 2016, the estimated net asset value of the Company was $13.68 per share.  Gladstone Land currently owns 56 farms, comprised of 33,798 acres in 7 different states across the U.S., valued at approximately $377 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently; as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 43 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution on its common stock is $0.04125 per month, or $0.495 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

Eastern U.S. – Bill Frisbie at (703) 287-5839 or bill.f@gladstoneland.com
Western U.S. – Bill Reiman at (805) 263-4778 or bill.r@gladstoneland.com
Midwest U.S. – Bill Hughes at (618) 606-2887 or bill.h@gladstoneland.com

For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of the foregoing words and similar expressions are intended to identify forward-looking statements.  Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements.  Such risks and uncertainties are disclosed under the caption "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information:  Gladstone Land, 703-287-5893